As filed with the Securities and Exchange Commission on March 15, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUOIN PHARMACEUTICALS LTD.

(Exact name of registrant as specified in its charter)

State of Israel	92-2593104
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

42127 Pleasant Forest Court

Ashburn, VA 20148-7349

Tel: (703) 980-4182

(Address of Principal Executive Offices) (Zip Code)

_________________

Amended and Restated Equity Incentive Plan

(Full title of the plan)

Dr. Michael Myers

Chief Executive Officer

Quoin Pharmaceuticals Ltd.

42127 Pleasant Forest Ct

Ashburn, VA 20148

(Name and address of agent for service)

Tel: 703-980-4182

(Telephone number, including area code, of agent for service)

_________________

Copies to:

Yelena M. Barychev	Phillip Waldoks
Peter I. Tsoflias	Clifford Davis
Blank Rome LLP	S. Horowitz & Co.
One Logan Square 130 North 18th Street Philadelphia, PA 19103	31 Ahad Ha’am Street Tel Aviv, 6520204 Israel
Tel: (215) 569-5500	Tel: +972 3 567 0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Quoin Pharmaceuticals Ltd. (the “Registrant”) is filing this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 16,891,925,220 ordinary shares represented by 3,378,385 American Depositary Shares (“ADSs”) of the Registrant, with each ADS representing 5,000 ordinary shares, under the Registrant’s Amended and Restated Equity Incentive Plan (the “Plan”). Pursuant to the Plan, the Registrant is registering the number of shares equal to 15% of outstanding ordinary shares of the Registrant, on a fully diluted basis, as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 15, 2023 (“Form 10-K”);

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on February 28, 2023; and

(c)	The description of the Registrant’s ordinary shares represented by ADSs, set forth in Exhibit 99.1 to Form 10-K, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any document or portion thereof, whether specifically listed above or to be filed in the future, that is not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Israeli Companies Law, 5759–1999 (the “Companies Law”), a company may not exculpate an “Office Holder” (as defined under the Companies Law as a director, Chief Executive Officer, or other officer who occupies a general or chief management position, or serves in a position directly secondary to or directly reporting to the Chief Executive Officer) from liability for a breach of the duty of loyalty. An Israeli company may exculpate an Office Holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an Office Holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an Office Holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification, which ours do:

•	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an Office Holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be reasonably foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•	reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (a) no indictment was filed against such Office Holder as a result of such investigation or proceeding; and (b) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the Office Holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law and the Israeli Securities Law 5728-1968 (the “Israeli Securities Law”), a company may insure an Office Holder against the following liabilities incurred for acts performed by him or her as an Office Holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the Office Holder; and

•	a financial liability imposed on the Office Holder in favor of a third party.

Under the Registrant’s articles of association, the Registrant may insure an Office Holder against the aforementioned liabilities as well as the following liabilities:

•	a breach of duty of care to the company or to a third party;

•	any other action against which the Registrant is permitted by law to insure an Office Holder;

•	expenses incurred and/or paid by the Office Holder in connection with an administrative enforcement procedure under any applicable law including Parts 8(3), 8(4) and 9(1) of the Israeli Securities Law, and a proceeding according to Section D of Chapter 4 in Part 9 of the Companies Law, including reasonable litigation expenses and attorney fees;

•	a payment to a person injured by a violation of Section 52BBB(a)(1)(a) of the Israeli Securities Law; and

•	expenses incurred in connection with a proceeding under the Economic Competition Law 5748-1988, including reasonable litigation expenses and attorney fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an Office Holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the Office Holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, civil fine, or other financial sanction levied against the Office Holder.

Under the Companies Law, exculpation, indemnification and insurance of Office Holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain Office Holders or under certain circumstances.

The Registrant’s articles of association permit us to exculpate, indemnify and insure its Office Holders to the fullest extent permitted or to be permitted by the Companies Law and the Israeli Securities Law.

Upon the recommendation of the Registrant’s compensation committee, the Registrant’s board of directors has approved, and the Registrant’s shareholders have approved, at the annual general meeting held on April 12, 2022, the form of indemnification and release agreements to be entered into with each of the Registrant’s current and future directors and executive officers exculpating them, to the fullest extent permitted by law and the Registrant’s articles of association, and undertaking to indemnify them to the fullest extent permitted by law and the Registrant’s articles of association. This indemnification will be limited to events determined as foreseeable by the board of directors based on the Registrant’s activities, and to an amount or according to criteria determined by the board of directors and the Registrant’s compensation committee as reasonable under the circumstances.

In the opinion of the SEC, indemnification of directors and other Office Holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

The Registrant obtained directors’ and officers’ liability insurance for the benefit of its Office Holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Association of Quoin Pharmaceuticals Ltd., adopted on February 28, 2022 (incorporated by reference to Annex A included in Exhibit 99.1 to Form 6-K furnished to the Commission on February 8, 2022)

4.2	Amendment to the Amended and Restated Articles of Association of Quoin Pharmaceuticals Ltd., adopted on April 12, 2022 (incorporated by reference to Annex A included in Exhibit 99.1 to Form 6-K furnished to the Commission on March 8, 2022)

4.3	Amendment to the Amended and Restated Articles of Association of Quoin Pharmaceuticals Ltd., adopted on November 3, 2022 (incorporated by reference to Annex A included in Exhibit 99.1 to Form 6-K furnished to the Commission on September 21, 2022)

4.4	Form of Deposit Agreement between Cellect Biotechnology Ltd. (n/k/a Quoin Pharmaceuticals Ltd.), The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder (incorporated by reference to Exhibit 4.1 to Registration Statement on Form F-1/A as filed with the Commission on July 26, 2016)

4.5	Specimen American Depositary Receipt (included in Exhibit 4.4).

5.1*	Legal Opinion of S. Horowitz & Co.

23.1*	Consent of Marcum LLP, Certified Public Accountants

23.2*	Consent of Friedman LLP, Certified Public Accountants

23.3*	Consent of S. Horowitz & Co. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1	Amended and Restated Equity Incentive Plan of Quoin Pharmaceuticals Ltd., effective as of April 12, 2022 (incorporated by reference to Annex C included in Exhibit 99.1 to Form 6-K furnished to the Commission on March 8, 2022)

107*	Filing Fee Table

___________________

*Filed herewith

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii) To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ashburn, Virginia on March 15, 2023.

Quoin Pharmaceuticals Ltd.

By:	/s/ Dr. Michael Myers
	Name:	Dr. Michael Myers
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Michael Myers and Denise Carter, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Michael Myers Dr. Michael Myers	Chairman and Chief Executive Officer (Principal Executive Officer)	March 15, 2023

/s/ Gordon Dunn	Chief Financial Officer
Gordon Dunn	(Principal Financial Officer and Principal Accounting Officer)	March 15, 2023

/s/ Denise Carter
Denise Carter	Director and Chief Operating Officer	March 15, 2023

/s/ Joseph Cooper
Joseph Cooper	Director	March 15, 2023

/s/ James Culverwell
James Culverwell	Director	March 15, 2023

/s/ Dr. Dennis Langer
Dr. Dennis Langer	Director	March 15, 2023

/s/ Natalie Leong
Natalie Leong	Director	March 15, 2023

/s/ Michael Sember
Michael Sember	Director	March 15, 2023

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Quoin Pharmaceuticals Ltd., has signed this Registration Statement in Ashburn, Virginia on March 15, 2023.

Authorized U.S. Representative
Dr. Michael Myers

By:	/s/ Dr. Michael Myers
Name:	Dr. Michael Myers
Title:	Chief Executive Officer